Exhibit 99.1

Date:	December 19, 2019

Contact:	Jeffrey W. Farrar, Chief Financial Officer / Chief Operating Officer
434-773-2274
farrarj@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES SHARE REPURCHASE AUTHORIZATION

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced that its Board of Directors has authorized the repurchase of up to 400,000 shares of American National’s outstanding common stock through December 31, 2020. Repurchases may be made through open market purchases or in privately negotiated transactions at prevailing market prices. The actual means and timing of any purchases, target number of shares and range of prices under the program will be determined by management in its discretion and will depend on a number of factors, including the market price of the shares, general market and economic conditions, share issuances under equity plans, and applicable legal requirements and other conditions.

About American National
American National is a multi-state bank holding company with total assets of approximately $2.5 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $855 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National include but are not limited to: (1) expected revenue synergies and cost savings from the recently completed merger with HomeTown Bankshares Corporation (“HomeTown”) may not be fully realized or realized within the expected timeframe; (2) the businesses of American National and/or HomeTown may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships may be disrupted by the merger; (5) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (6) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in American National’s market areas; (7) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (8) accounting principles, policies, and guidelines; and (9) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

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